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                                                                  Exhibit 99(ii)



INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:


We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and its subsidiaries ("Merrill Lynch") as of December 29, 2000 and December 31, 1999 and for each of the three years in the period ended December 29, 2000 and have issued our report thereon dated February 26, 2001. Such consolidated financial statements and our report thereon are incorporated by reference in
Part II, Item 8, "Financial Statements and Supplementary Data," of this Annual Report on Form 10-K.

We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of Merrill Lynch as of December 25, 1998, December 26, 1997 and December 27, 1996, and the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income, and cash flows for the years ended December 26, 1997 and December 27, 1996 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on the 1998 consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1.) In our opinion, the information set forth in the "Selected Financial Data" under the captions "Operating Results", "Financial Position" and "Common Share Data" included in the 2000 Annual Report to Stockholders and incorporated by reference in this Annual Report on Form 10-K, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.


/s/ Deloitte and Touche LLP

New York, New York
February 26, 2001